Exhibit 99

Box 858 Valley Forge Pennsylvania 19482 (610-337-1000)

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 13645	January 27, 2010
Brenda A. Blake, ext. 13202
UGI Reports First Quarter Results
VALLEY FORGE, Pa., January 27 — UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $98.4 million, or $0.90 per diluted share, for the first quarter of fiscal 2010 ended December 31, 2009, compared to $114.9 million, or $1.05 per diluted share, for the first quarter of fiscal 2009. The prior year results included an after tax gain of $10.4 million, or $0.10 per diluted share, from the sale of AmeriGas’s California propane storage terminal.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “We are pleased to report earnings that were in line with our expectations for the first quarter. Our Energy Services business delivered a year-over-year increase in earnings of over 50% and Gas Utility results increased 13% from the prior year period. As anticipated, the strong results delivered by these business units were offset by lower earnings in our propane businesses. International Propane experienced much warmer weather and a return to more normal unit margins during the quarter. AmeriGas earnings declined primarily due to the absence of a gain recognized last year from the sale of a propane storage terminal.”
Segment Performance (Millions, except where otherwise indicated)

AmeriGas Propane:
For the three months ended December 31,	2009	2008	Decrease
Revenues	$656.6	$727.1	$(70.5)	(9.7)%
Total margin (a)	$267.0	$281.6	$(14.6)	(5.2)%
Partnership EBITDA	$123.0	$164.1	$(41.1)	(25.0)%
Operating income	$102.6	$144.7	$(42.1)	(29.1)%
Retail gallons sold	267.4	278.2	(10.8)	(3.9)%
Degree days — % colder (warmer) than normal	1.3%	(0.8)%

Net income attributable to UGI	$23.0	$34.3	$(11.3)	(32.9)%
•	The decrease in net income attributable to UGI is largely due to the $10.4 million after-tax gain on the sale of a storage facility recognized in the prior-year period.

•	Volume declined as a result of the impact of the economic recession on motor fuel and commercial volumes and continued conservation partially offset by the beneficial impact of colder weather.

•	Total margin decreased primarily due to the lower volumes sold.

•
Operating and administrative expenses decreased to $146.8 million from $160.0 million in the prior-year period primarily due to lower uncollectible accounts expense and lower general insurance and uninsured litigation expenses.

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UGI Reports First Quarter Results	Page 2

International Propane (in euros, except where otherwise indicated):
For the three months ended December 31,	2009	2008	Decrease
Revenues	€208.3	€210.5	€(2.2)	(1.0)%
Total margin (a)	€98.3	€116.8	€(18.5)	(15.8)%
Operating income	€29.8	€48.3	€(18.5)	(38.3)%
Antargaz retail gallons sold	82.0	96.1	(14.1)	(14.7)%
Antargaz degree days — % (warmer) colder than normal	(9.1)%	4.9%

Net income attributable to UGI (in USD)	$25.8	$40.2	$(14.4)	(35.8)%
•	The decrease in net income attributable to UGI is primarily due to a decline in total margin which resulted from lower volumes sold and lower unit margins.

•	Antargaz volume declined as a result of a weaker crop drying season, significantly warmer weather, continued customer conservation, and the adverse impact of the recession in France.

•	Total margin decreased due to the lower volumes sold and lower retail unit margins partially offset by incremental total margin from the consolidation of ZLH commencing January 2009.

•
Retail unit margins returned to more normal levels in the current quarter following the unusually high margins experienced in the prior-year quarter which resulted from a rapid decline in product costs in Europe.

•	Operating expenses were about equal to the prior-year period as lower expenses at Antargaz were offset by increased expenses resulting from the consolidation of ZLH.

Gas Utility:
For the three months ended December 31,	2009	2008	Increase (decrease)
Revenues	$327.8	$410.4	$(82.6)	(20.1)%
Total margin (a)	$118.0	$117.4	$0.6	0.5%
Operating income	$63.7	$56.9	$6.8	12.0%
System throughput — billions of cubic feet (“bcf”)	42.3	44.0	(1.7)	(3.9)%
Degree days — % colder than normal	0.4%	7.1%

Net income attributable to UGI	$32.1	$28.3	$3.8	13.4%
•	The increase in net income attributable to UGI is primarily due to lower operating expenses and the impact of PNG Gas and CPG Gas base operating revenue increases that became effective in August 2009.

•	Total system throughput declined principally reflecting the effects of warmer weather on core market customers.

•	Total margin increased slightly as the impact of lower system throughput was more than offset by the beneficial impact of the higher authorized base rates at PNG Gas and CPG Gas.

•	Operating and administrative expenses decreased principally as a result of lower provisions for uncollectible accounts and lower charges for environmental matters.
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UGI Reports First Quarter Results	Page 3

Electric Utility:
For the three months ended December 31,	2009	2008	Increase (decrease)
Revenues	$34.0	$35.9	$(1.9)	(5.3)%
Total margin (a)	$10.7	$10.7	$—	—%
Operating income	$5.4	$5.0	$0.4	8.0%
Distribution sales — millions of kilowatt hours (“gwh”)	242.4	252.8	(10.4)	(4.1)%

Net income attributable to UGI	$2.9	$2.8	$0.1	3.6%
•	Kilowatt-hour sales were lower than the prior-year period as a result of the deterioration in general economic activity and the effects of warmer weather on heating-related sales.

•	Despite the decrease in sales, total margin was equal to the prior-year period principally due to lower cost of sales.

Energy Services:
For the three months ended December 31,	2009	2008	Increase (decrease)
Revenues	$312.3	$359.1	$(46.8)	(13.0)%
Total margin (a)	$41.0	$32.4	$8.6	26.5%
Operating income	$27.7	$18.2	$9.5	52.2%

Net income attributable to UGI	$16.4	$10.7	$5.7	53.3%
•	The increase in net income attributable to UGI was primarily due to higher total margin and lower electric generation maintenance costs.

•
Total margin increased principally reflecting a significant increase in natural gas marketing margin resulting from 5% higher volumes sold and higher unit margins, an increase in electric generation margin resulting from 16% greater total sales volume and higher average unit margins, and stronger peaking and asset management margins.

•
Electric generation sales volumes increased primarily due to the absence of production facility outages that were experienced in the prior-year period as well as additional sales from the Broad Mountain landfill gas plant, which commenced operations in January 2009.

•	Electric generation maintenance costs were higher in the prior-year period as a result of the production facility outages.
(a) Total margin represents total revenues less total cost of sales. Total margin for Electric Utility represents total revenues less total cost of sales and revenue-related taxes, i.e. Electric Utility gross receipts taxes, of $1.9 million and $2.0 million during the three month periods ended December 31, 2009 and 2008, respectively.
Other information
Separately, UGI announced that for the three-year period ended December 31, 2009, the compound annual total return on its common stock exceeded that of a majority of companies in the S&P Utilities Index. As a result, employees who received performance-contingent unit awards in early 2007 in accordance with UGI’s long-term compensation plan will receive a payout under the plan in common stock and will be deemed to have sold a portion of the stock to UGI for cash to pay income taxes. The appropriate disclosures on Form 4 have been filed with the Securities and Exchange Commission.
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UGI Reports First Quarter Results	Page 4
About UGI
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L.P., the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss fourth quarter earnings and fiscal 2010 activities at 4:00 PM ET on Wednesday, January 27, 2010. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on January 27 through midnight Friday, January 29. The replay may be accessed at 1-888-203-1112, passcode 2705534 and International access 1-719-457-0820, passcode 2705534.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, and domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-02	###	1/27/10

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
AmeriGas Propane	$656.6	$727.1	$2,189.6	$2,794.1
International Propane	306.9	277.1	985.1	1,073.5
Gas Utility	327.8	410.4	1,158.4	1,222.0
Electric Utility	34.0	35.9	136.6	143.2
Energy Services	312.3	359.1	1,177.9	1,613.3
Corporate & Other (a)	(18.8)	(31.1)	(69.5)	(184.1)

Total revenues	$1,618.8	$1,778.5	$5,578.1	$6,662.0

Operating income (loss):
AmeriGas Propane	$102.6	$144.7	$258.4	$305.7
International Propane	43.9	64.1	131.2	131.8
Gas Utility	63.7	56.9	160.3	144.4
Electric Utility	5.4	5.0	15.8	22.0
Energy Services	27.7	18.2	74.3	71.8
Corporate & Other (a)	(0.1)	0.5	(0.9)	2.7

Total operating income	243.2	289.4	639.1	678.4
Loss from equity investees	0.0	(0.2)	(2.9)	(2.4)
Interest expense:
AmeriGas Propane	(16.5)	(18.7)	(68.1)	(73.4)
International Propane	(7.0)	(6.8)	(26.8)	(29.5)
Gas Utility	(10.2)	(11.0)	(41.4)	(37.7)
Electric Utility	(0.4)	(0.4)	(1.7)	(1.9)
Corporate & Other, net (a)	(0.1)	(0.2)	(0.2)	(1.0)

Total interest expense	(34.2)	(37.1)	(138.2)	(143.5)

Income before income taxes	209.0	252.1	498.0	532.5
Income tax expense	(63.5)	(68.2)	(154.4)	(154.2)

Net income	145.5	183.9	343.6	378.3
Less: net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	47.1	69.0	101.6	127.9

Net income attributable to UGI Corporation	$98.4	$114.9	$242.0	$250.4

Earnings per share attributable to UGI shareholders:
Basic	$0.90	$1.06	$2.23	$2.32

Diluted	$0.90	$1.05	$2.21	$2.30

Average common shares outstanding:
Basic	109.077	108.224	108.750	107.703

Diluted	109.877	109.009	109.581	108.785

Supplemental information:
Net income attributable to UGI Corporation:
AmeriGas Propane	$23.0	$34.3	$53.7	$63.2
International Propane	25.8	40.2	63.9	70.1
Gas Utility	32.1	28.3	74.1	64.6
Electric Utility	2.9	2.8	8.1	11.9
Energy Services	16.4	10.7	43.8	42.1
Corporate & Other (a)	(1.8)	(1.4)	(1.6)	(1.5)

Total net income attributable to UGI Corporation	$98.4	$114.9	$242.0	$250.4

(a)	Corporate & Other includes the elimination of certain intercompany transactions.